EXHIBIT 99.1
AMERICAN LEARNING CORPORATION
ANNOUNCES PROPOSED ACQUISITION AND SALE OF CERTAIN ASSETS
JERICHO, NY, April 6, 2011: American Learning Corporation (the “Company”) (NASDAQ:ALRN) is pleased to announce it has signed a non-binding letter of intent to acquire an 80% interest in an east coast company which provides educational and behavioral health professionals that has reported revenues averaging over $30 million per year over the last few years. The Company will have the option to acquire the remaining 20% interest at a future date.
The proposed acquisition would be accretive to the Company’s earnings immediately. Payment for the proposed acquisition is to be made by a combination of cash and notes payable at closing with an additional sum based on future earnings. Current management in the company will continue in their existing capacities. As is customary, the proposed acquisition is subject to due diligence and the consummation of a legally binding agreement.
Gary Gelman, the Company’s President, stated, “The proposed acquisition would mark the next step in the development of the Company and accelerate its expansion plans.”
Also, on March 31, 2011, the Company completed the disposition of certain assets of its wholly owned subsidiary, Interactive Therapy Group Consultants, Inc. (“ITG”), pursuant to an Asset Purchase Agreement (the “Agreement”) among the Company, ITG, Liberty Resources POST, LLC (“Liberty”) and John Torrens. In consideration of the purchase price provided for in the Agreement, the Company sold certain assets related to ITG’s business in the upstate region of New York State. Total compensation to the Company, in the amount of $650,000, consisted of $200,000 in cash and a note receivable in the amount of $450,000. At the closing, $25,000 of the cash consideration was deposited into an escrow account subject to the assignment of a certain contract to Liberty by the Company. In addition, the Company released John Torrens, ITG’s former President, from his non-competition agreement for a sum of $100,000 in cash. ITG will continue to operate in the downstate area of New York State (New York City and Long Island).
American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.
For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.